Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GLADIATOR CORPORATION,

WARRIOR MERGER SUB, INC.

AND

WATCHGUARD TECHNOLOGIES, INC.

DATED AS OF JULY 24, 2006

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of July 24, 2006, is by and among Gladiator Corporation, a Delaware corporation (“Parent”), Warrior Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and WatchGuard Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby.

C. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by its sole stockholder of this Agreement and the Merger and the other transactions contemplated hereby. The sole stockholder of Merger Sub has adopted this Agreement.

D. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into support agreements (the “Support Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Stockholders have agreed to vote their shares in favor of the Merger and against any competing proposals.

E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

(b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

(c) At its election, Parent may change the structure or method of effecting the combination with the Company, including to provide for a merger of the Company into Parent or any Subsidiary of Parent, provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment to the Company Stockholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise adversely affect the Company Stockholders. Any such structural change shall not affect the accuracy (whether as of the date hereof or as of the Closing Date) of the Company’s representations and warranties hereunder, which are made under the assumption that the transaction is structured as a reverse triangular merger as set forth in Section 1.1(a), if such representations and warranties, but for the structural change, would have been accurate as of the date hereof and as of the Closing Date.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington 98104, unless another time, date or place is agreed to in writing by the parties.

Section 1.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary. The Merger shall become effective at the Effective Time.

Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 1.4(b) or Section 1.4(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $4.25 in cash, without interest (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company as treasury stock or otherwise and each Share owned by Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each Share that is owned by any Subsidiary of the Company or Parent immediately prior to the Effective Time shall remain outstanding.

(d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that, at the Effective Time, such Certificate of Incorporation shall be amended as set forth in Annex II hereto. Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. Thereafter, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6 Directors of the Surviving Corporation. The Company shall cause to be delivered to Parent, promptly after the date hereof, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7 Company Stock Options.

(a) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, (i) in the case of a Company Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for such Company Stock Option an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, or (ii) in the case of a Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. The Company shall take such actions as may be necessary to accelerate all Company Stock Options that are not vested Company Stock Options as of the Effective Time.

(b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(c) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(d) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(e) Within five (5) days prior to the Effective Time, the Company shall deliver to Parent a complete and correct list of each Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

Section 1.8 Restricted Stock. If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option, then, effective immediately prior to the Effective Time, any such share of Company Common Stock shall be fully vested and any repurchase option shall lapse.

Section 1.9 Company ESPP. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPP to (i) shorten each currently ongoing purchase and/or offering period under the Company ESPP that extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur no later than five(5) Business Days prior to the Effective Time and shares of Company Common Stock shall be purchased by the Company ESPP participants no later than five(5) Business Days prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period after the date hereof. The Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the earlier of (A) the Effective Time and (B) the date upon which the Company ESPP terminates by its terms.

Section 1.10 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead such holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a), without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 1.11 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II. Immediately prior to the Effective Time, the Company shall deposit $60 million in cash (the “Company Cash Deposit”) with the Paying Agent. The

Company Cash Deposit shall be made solely out of Freely Available Cash and shall be used solely for purposes of paying the Merger Consideration in accordance with this Article II and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. If the Effective Time does not occur by the third Business Day after the Company has made the Company Cash Deposit, Parent shall instruct the Paying Agent to return the Company Cash Deposit to the Company as promptly as practicable by wire transfer of immediately available funds. After the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent on a timely basis, if and when needed for the benefit of the Company Stockholders and for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay all remaining aggregate Merger Consideration in excess of the Company Cash Deposit (the Company Cash Deposit, together with such cash from Parent, being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 1.4 in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent.

Section 2.2 Exchange Procedures.

(a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Appraisal Shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 2.7 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares or Company Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, subject to Section 8.11, and except as set forth in the Specified Company Reports, the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1 Organization and Good Standing; Charter Documents.

(a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as such Company Certificate of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.

Section 3.2 Authority for Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

(b) At a meeting duly called and held, the Company Board of Directors has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company Stockholders, and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby.

(c) Each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from, and this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, are exempt from the requirements of, any and all Antitakeover Laws.

(d) The Rights Agreement dated as of May 5, 2005 between the Company and Mellon Investors Services LLC has terminated and is no longer in effect and there are no outstanding rights thereunder. The Company is not party to any other rights plan.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, 34,730,267 shares of Company Common Stock are issued and outstanding (including 32,627 shares of Company Common Stock subject to repurchase, forfeiture or similar vesting provision), no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company’s treasury or held by a Subsidiary of the Company. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth in this Section 3.3(a) and for changes after the date hereof resulting from the exercise of Company Stock Options or rights pursuant to the Company ESPP, in each case, outstanding on the date hereof or contemplated by Section 1.9, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company.

(b) As of the date hereof 4,951,359 Company Stock Options are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Company Common Stock, and 4,249,437 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options. Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list of each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth above in this Section 3.3(b) and other than rights pursuant to the Company ESPP, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof.

(c) The Company has reserved 2,011,839 shares of Company Common Stock for issuance under the Company ESPP.

(d) Section 3.3(d) of the Company Disclosure Letter sets forth as of the date hereof the name of the holder of any Company Common Stock subject to vesting, the number of shares of Company Common Stock subject to vesting and the vesting schedule for such Company Common Stock, including the extent vested to date and whether and to what extent the vesting of such shares of Company Common Stock will be accelerated as a result of the transactions contemplated by this Agreement, with or without the occurrence of any other event (indicating the circumstances that may cause such acceleration). Except as set forth on Section 3.3(d) of the Company Disclosure Letter, no outstanding Company Stock is subject to vesting or forfeiture or rights of repurchase by the Company.

(e) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

(f) There are no rights of first refusal, co-sale rights or registration rights granted by the Company with respect to the Company’s capital stock.

Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21 to the Company 10-K. The Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the adoption of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the HSR Act and filing and recordation of the Certificate of Merger, as required by the DGCL.

Section 3.6 Compliance. The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

Section 3.7 Litigation.

(a) There is no claim, suit, action, proceeding, investigation or arbitration (or, to the Knowledge of the Company, any basis therefor) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, other than as disclosed in the Specified Company Reports or as set forth on Section 3.7(a) of the Company Disclosure Letter.

(b) The Company has made available to Parent copies of all documents related to the settlement of any pending claim, suit, action, proceeding, investigation or arbitration disclosed in the Specified Company Reports or as set forth on Section 3.7(a) of the Company Disclosure Letter.

(c) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that (i) would reasonably be expected to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, the Company or any of its Subsidiaries or Affiliates or (ii) would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Company Reports; Financial Statements.

(a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein (in the light of the circumstances under which they were or are made, with respect to Company Reports filed pursuant to the Exchange Act only) not misleading.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements fairly present, in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c) The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 of the Exchange Act) (“internal controls”) sufficient to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent copies of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2002.

(d) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of such Act.

(f) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Specified Company Reports, (ii) Liabilities incurred on behalf of the Company under this Agreement and (iii) Liabilities incurred since December 31, 2005, none of which would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2005, except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 or (ii) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Taxes.

(a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All Taxes shown on such Tax Returns have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(c) There is no dispute concerning any Tax Liability or Tax asset of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that is now pending or is with respect to a Tax Liability that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of the Company and its Subsidiaries did not, as of March 31, 2006, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since March 31, 2006 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after December 31, 2005.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United

States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

Section 3.11 Title to Personal Properties; No Real Property. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2005 (other than assets disposed of since December 31, 2005 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $100,000 in the aggregate. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest has not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $100,000 or an aggregate value in excess of $250,000. Neither the Company nor any of its Subsidiaries owns any real property. The Company or one of its Subsidiaries has a valid leasehold interest in each property subject to a lease required to be disclosed under Section 3.15, free and clear of all Encumbrances.

Section 3.12 Officers, Directors, Employees and Affiliates.

(a) Except as disclosed in the Specified Company Reports, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and (ii) except as otherwise contemplated by Section 1.7 and Section 1.8, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

(b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or intended to be used in the business or operations of the Company or its Subsidiaries.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Employee Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a “defined benefit plan” (as defined in Section 414 of the Code), whether or not subject to the Code or ERISA.

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(f) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment or benefit as a result of the transactions contemplated hereby (i) that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(g) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been made with respect to each Employee Benefit Plan within the time periods prescribed by the terms of such Employee Benefit Plan and ERISA and the Code in all material respects, and all material contributions and material premium payments for any period ending on or before the Closing Date that are not yet due are properly accrued to the extent required to be accrued under applicable law.

(h) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(i) None of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

Section 3.14 Labor Relations.

(a) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(b) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

(c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

Section 3.15 Contracts and Commitments.

(a) Except as disclosed in the Specified Company Reports or as otherwise listed on Schedule 3.15 to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $250,000, or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $1,000,000; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) any agreement that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iv) providing for any joint venture, partnership or similar arrangement; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business); (vi) containing severance or termination pay Liabilities related to termination of employment; (vii) related to product supply, manufacturing, distribution or development, or the license of Intellectual Property to or from the Company or its Subsidiaries (except for nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Parent, or standard licenses purchased by the Company or its Subsidiaries for off-the-shelf software and except for licenses in which either the aggregate noncontingent payments to or by the Company are not in excess of $250,000 or the potential payment to or by the Company is not expected to exceed $1,000,000); (viii) obligating the Company or any of its Subsidiaries to provide indemnification; (ix) related to payments upon the change of control of the Company; (x) any agreement relating to the acquisition or disposition of any business (whether by merger, stock or asset sale or otherwise) under which the Company or any of its Subsidiaries has any remaining obligations or rights; (xi) any lease of real property providing for annual rentals of $150,000 or more; or (xii) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound. The Company has complied with all material terms contained in any Company Material Contract that provide for pricing or other contract terms on a “most favored nation” or similar basis, and no material refunds of any past payments arising under any such Company Material Contracts are or are expected to become due, except as may have been reserved in the Company Financial Statements contained in the Specified Company Reports.

(c) Section 3.15(c) of the Company Disclosure Letter sets forth a true and complete list of each promotional program currently offered by the Company, each of which is terminable or changeable by the Company within three (3) months.

Section 3.16 Intellectual Property.

(a) To the Knowledge of the Company, the Company or each of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted.

(b) Section 3.16(b) of the Company Disclosure Letter lists (i) all material patents and pending patent applications and all registered and material unregistered trademarks, trade names and service marks, and all registered copyrights, and material domain names included in the Company Intellectual Property, including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property of any Third Party. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in violation of any license, sublicense or agreement described in Section 3.16(b) of the Company Disclosure Letter except where any such violation would not have a Company Material Adverse Effect. Except as otherwise described in Section 3.16(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in violation or default under any such license, sublicense or agreement, (B) result in the termination or modification of, or entitle any other party to terminate or modify, such license, sublicense or agreement, or (C) entitle any Third Party to claim any right to use or practice under any Merger Sub’s, Parent’s or any of their respective Affiliates’ Intellectual Property rights. To the Knowledge of the Company, the Company is the owner of all right, title and interest in and to the Company Intellectual Property and, subject to any license agreements disclosed on Section 3.16(b) of the Company Disclosure Letter to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property, has sole and exclusive rights to the use thereof.

(c) To the Knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification obligations arising in the ordinary course of business in connection with purchase orders or agreements for the sale, end user license or distribution to the Company’s customers of any of the Company’s products.

(d) Except as set forth in the Specified Company Reports: to the Knowledge of the Company (i) all patents, registered trademarks and service marks, and registered copyrights held by the Company or any of its Subsidiaries are valid and existing and (ii) there is no assertion or claim pending challenging the validity of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor, to the Knowledge of the Company, is any such suit, action or proceeding being threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the conduct of the business of the Company and each of its Subsidiaries as currently conducted nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries as now developed, manufactured, sold, licensed or used infringes on, misappropriates or otherwise violates any Intellectual Property of any Third Party. No Third Party has notified the Company that it is challenging the ownership by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is bringing any action, suit or proceeding for infringement, misappropriation or violation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, or oppositions involving any patents or patent applications of the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have, in the ordinary course of business, taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential information of the Company and its Subsidiaries. Each of the Company and its Subsidiaries have instituted policies, and to the Knowledge of the Company, is in material compliance with such policies, requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.

(f) Except as set forth on Section 3.16(f)(i) of the Company Disclosure Letter, no parties other than the Company or any of its Subsidiaries, possess any current right to obtain access to the Company’s source code for the Company Products. Section 3.16(f)(ii) of the Company Disclosure Letter sets forth a true and complete list of any software code used in the development of or distributed with the Company Products that is or is a derivative work of software distributed under any of the following open licenses or distribution models or similar licenses or distribution models:

GNU General Public License (GPL),

GNU Lesser General Public License or GNU Library General Public License (LGPL),

Mozilla Public License (MPL),

BSD licenses,

Artistic License,

Netscape Public License,

Sun Community Source License (SCSL),

Sun Industry Standards License (SISL), and

Apache License.

All of the software components listed on Schedule 3.16(f)(ii) of the Company Disclosure Letter have been made available to the public to the extent required under applicable licenses prior to the Effective Date of this Agreement, and neither the Company nor its Subsidiaries are in material violation of any of the licenses for the software code listed on Schedule 3.16(f)(ii) of the Company Disclosure Letter. None of the modifications of any software code listed on Schedule 3.16(f)(ii) of the Company Disclosure Letter contain any software code that the Company regards as having a material proprietary value to the Company.

(g) To the Knowledge of the Company, other than aspects of the Company Products incorporated therein by the Company in accordance with its policies, the Company Products do not contain (and the Company has taken commercially reasonable steps to protect the Company Products from becoming infected by) any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software or any other associated software, firmware, hardware, computer system or network by or for the Company or its authorized users (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs,” and/or “back doors”).

Section 3.17 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

Section 3.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.19 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.20 Proxy Statement. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, if required by law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 3.21 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liabilities.

(b) To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, the HSR Act (and analogous statutes and regulations in non-U.S. jurisdictions) and filing and recordation of the Certificate of Merger, as required by the DGCL.

Section 4.4 Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Sufficient Funds. Parent has available to it, and will have available to it at the Effective Time, access to sufficient funds to consummate the transactions contemplated hereby, including payment of the Merger Consideration in excess of the Company Cash Deposit and all of its obligations with respect to fees and expenses incurred in connection with the Merger.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 4.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.8 Ownership of Shares. During the period three (3) years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL or an “acquiring person,” as such term is defined in Chapter 23B.19 of the Washington Business Corporation Act.

Section 4.9 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice (except with respect to the Company’s previously announced program to convert to sell-through accounting as previously disclosed in the Specified Company Reports), and (iii) use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, resellers and other Persons with which the Company or any of its Subsidiaries has business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent):

(i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, except for dividends in the ordinary course of business consistent with past practice by any of its Subsidiaries on a pro rata basis to the equity owners thereof;

(ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries;

(iii) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights or Subsidiary Stock Rights;

(iv) issue, deliver or sell, pledge or encumber or amend the terms of (whether by merger, consolidation or otherwise) any shares of its or its Subsidiaries’ capital stock or any Subsidiary Stock Rights or Company Stock Rights (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) the issuance of shares of Company Common Stock pursuant to the Company ESPP in accordance with the terms thereof on the date of this Agreement (subject to Section 1.9 hereof), or (C) the grant of options solely to non-executive employees on shares of Company Common Stock, pursuant to existing plans with an exercise price equal to fair market value on the date of grant, in the ordinary course of business and consistent with past practice (so long as such additional amount of Company Common Stock subject to options granted by the Company does not exceed more than 1% of the number of shares of Company Common Stock outstanding on the date of this Agreement);

(v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(vi) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) not to exceed $250,000 in the aggregate incurred in the ordinary course of business and in amounts and on terms consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person;

(viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $250,000 in the aggregate made in the ordinary course of business consistent with prior practice);

(ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(x) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws (other than a change of certain customers from the sell-in method of accounting to the sell-through method of accounting as previously disclosed in the Specified Company Reports);

(xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) to effect payment of pro rated annual performance bonuses to Company employees pursuant to the Company’s bonus plans in effect as of the date hereof and set forth in Schedule 5.1(b)(xi) of the Company Disclosure Letter not to exceed $300,000 in the aggregate or (C) as expressly contemplated by Section 1.7 and Section 1.8 of this Agreement;

(xii) increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(xiii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

(xiv) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any properties or assets (including stock or other ownership interests of its Subsidiaries), other than dispositions of obsolete inventory, sales in the ordinary course of business and consistent with prior practice and sales with a sale price that does not exceed $50,000 individually or $150,000 in the aggregate;

(xv) acquire any business, assets or securities, other than acquisitions of inventory and components in the ordinary course of business and consistent with prior practice, acquisitions of investment-grade securities with a maturity date not later than October 1, 2006 and acquisitions of other assets with a purchase price that does not exceed $150,000 individually or $750,000 in the aggregate;

(xvi) make or change any material Tax election, settle or compromise any material income Tax Liability, fail to file any Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects, enter any closing agreement, or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability;

(xvii) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(xviii) (A) amend, modify, supplement or terminate any Company Material Contract, or enter into any Company Material Contract except in the ordinary course of business, or (B) enter into any new agreements or modify any existing agreements to provide for new discounts, rebates or “most favored nation” terms or any other similar type of pricing or allocation preference protection which is not terminable or changeable by the Company within three (3) months;

(xix) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or any Subsidiary;

(xx) cancel any material debts or waive any material claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries) other than the write-off or write-down of delinquent accounts receivable in the ordinary course of business and consistent with prior practice and cancellations or waivers the total value of which does not exceed $250,000 in the aggregate;

(xxi) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants or otherwise in connection with the Company’s previously announced program to convert to sell-through accounting as previously disclosed in the Specified Company Reports;

(xxii) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby (each, a “Settlement”) other than Settlements pursuant to written agreements to which the Company is a party as of the date hereof copies of which have been made available to Parent, and Settlements not involving injunctive relief against the Company and for amounts which would be within the policy limits of applicable Company insurance policies;

(xxiii) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time; or

(xxiv) agree to take any of the actions described in this Section 5.1(b).

Section 5.2 Access to Information and Employees.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request.

(b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use commercially reasonable efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and any other required submissions under the HSR Act which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days after becoming aware of any such breach) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(d) The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.6, 3.7, 3.13 or 3.21, or that relate to the consummation of the transactions contemplated by this Agreement.

Section 5.4 Proxy Statement.

(a) As promptly as practicable after execution of this Agreement, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Stockholders as promptly as possible the Proxy Statement and all other proxy materials for such meeting.

(b) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

Section 5.5 Company Stockholders Meeting.

(a) The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 5.6(c), to the fullest extent permitted by applicable law, (i) the Company Board of Directors shall recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(c), take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

Section 5.6 No Solicitation of Transactions.

(a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction.

(b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to, (i) solicit, initiate, facilitate or intentionally encourage the submission of any Competing Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Notwithstanding the foregoing, if, prior to obtaining the Company Required Vote, (A) the Company has complied with this Section 5.6, (B) a Third Party has proposed a Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company or any Affiliate or Representative of the Company and (C) the Company Board of Directors reasonably determines in good faith that such Competing Transaction constitutes or would reasonably be expected to lead to a Superior Competing Transaction, then, to the extent required by the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority thereof after consultation with the Company’s outside counsel, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.6(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not less favorable to the Company than the Confidentiality Agreement (a copy of which shall be provided to Parent for informational purposes only).

(c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger and this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any Antitakeover Law inapplicable to any Competing Transaction, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to lead to, any Competing Transaction. Notwithstanding the foregoing, prior to obtaining the Company Required Vote, in response to a Superior Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company or any Affiliate or Representative of the Company in breach of Section 5.6(b), the Company Board of Directors may, if it determines in good faith (after consulting with the Company’s outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company Stockholders under applicable Law or Order, (A) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (B) terminate this Agreement in accordance with Section 7.1(d).

(d) In addition to the obligations set forth in Sections 5.6(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) any Competing Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, other Representative of the Company, or any request for information relating to the Company or any of its Subsidiaries or for access to the properties, offices, books, records, officers, directors or employees of the Company or any Subsidiaries by a Third Party that may be considering a Competing Transaction, (ii) the terms and conditions of such Competing Transaction (including a copy of any written proposal), and (iii) the identity of the Person or group making the offer, proposal or inquiry for any such Competing Transaction within twenty-four (24) hours following receipt by the Company or any officer or director of the Company or, to the Knowledge of the Company, any other Representative of the Company of such Competing Transaction, offer, proposal or inquiry. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Competing Transaction, offer, proposal, inquiry or request.

(e) Nothing contained in this Section 5.6 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 5.6(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Merger or this Agreement, or (ii) approve or recommend a Competing Transaction, or propose publicly to approve or recommend a Competing Transaction.

(f) Nothing in this Section 5.6 shall permit the Company to terminate this Agreement (except as expressly provided in Article VII).

Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

Section 5.8 Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

Section 5.9 Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.

(b) Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and, to extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation and vesting under Parent Benefit Plans.

(c) All actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

(d) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.9, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Parent shall guarantee such performance by the Surviving Corporation.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid prior to the Effective Date (which premium has been disclosed to Parent prior to the date hereof), but in such case shall purchase as much coverage as possible for such amount.

(c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.

(d) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained.

(e) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act and any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

(c) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company, substantially in the form attached as Exhibit A hereto.

(d) Appraisal Rights. Less than 15% of the Shares outstanding at the Effective Time shall constitute Appraisal Shares. This condition shall be deemed waived by Parent in the circumstances set forth in the last sentence of Section 7.1(i), if applicable.

(e) Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company Common Stock, or (B) ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or (ii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries.

(f) Company Cash Deposit. The Company shall (i) have Freely Available Cash at least equal to the amount of the Company Cash Deposit and (ii) have made the Company Cash Deposit using such Freely Available Cash in accordance with Section 2.1.

Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such Order or to reverse such action;

(c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.6(b), (c) or (d);

(d) by the Company in order to enter into a binding written Acquisition Agreement for a Superior Competing Transaction; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(b), (c) and (d) and (ii) all of the payments required by Section 7.2 have been made in full to Parent; provided, further, that, in the case of any such termination by the Company, (A) the Company notifies Parent, in writing and at least three Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written Acquisition Agreement for a Superior Competing Transaction, attaching the most current version of such agreement, and (B) Parent does not make, within three Business Days of receipt of such written notification, an offer that is at least as favorable to the Company Stockholders as such Superior Competing Transaction, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period;

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated hereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Competing Transaction, (iii) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement with respect to a Superior Competing Proposal or (iv) the Company shall have materially breached any of its obligations under Section 5.6(a), (b), (c) or (d), or Section 5.5;

(f) by Parent or the Company, if the Merger shall not have been consummated prior to December 31, 2006 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date, (ii) Parent shall have complied with its obligations under Section 5.3(c) to provide prompt notice of such breach and (iii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement);

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date, (ii) the Company shall have complied with its obligations under Section 5.3(c) to provide prompt notice of such breach and (iii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement); or

(i) by Parent, if (i) 15% or more of the outstanding Shares are Appraisal Shares at the time of the Company Stockholders Meeting and (ii) Parent delivers the written notice of such termination to the Company required by this Section 7.1 no later than the fifth Business Day after the earliest date (the “Condition Satisfaction Date”) upon which all conditions set forth in Section 6.1 and Section 6.2 (other than Section 6.2(d)) have been satisfied or waived by Parent. Solely for purposes of determining the Condition Satisfaction Date, conditions that by their nature are to be satisfied at the Closing will be deemed satisfied on the Condition Satisfaction Date if they are capable of being satisfied on such date and Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect. In the event Parent does not so deliver such written notice within such five Business Day period, (i) Parent shall thereafter no longer have the right to terminate this Agreement on the basis of this Section 7.1(i) and (ii) the condition set forth in Section 6.2(d) shall be deemed waived by Parent for purposes of this Agreement.

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2 Expenses.

(a) Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby (“Expenses”) shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally the Transaction Expenses and provided, further, that, in the event the Company shall be required to pay the Company Termination Fee pursuant to Section 7.2(b), the Company shall at the same time pay Parent, by wire transfer of immediately available funds, an amount equal to Parent’s documented Expenses (not to exceed $250,000).

(b) Company Termination Fees. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d), (ii) by Parent pursuant to Section 7.1(e) or Section 7.1(g) (but, with respect to Section 7.1(g), only if the failure to satisfy the condition specified therein results from a willful breach by the Company of any of its representations, warranties, covenants or agreements contained herein), or (iii) by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f), the Company shall promptly, and in any event within five (5) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if following the date hereof and prior to termination of this Agreement, there has been publicly announced a Competing Transaction and (1) within twelve (12) months following the termination of this Agreement a Company Acquisition is consummated or (2) within twelve (12) months following the termination of this Agreement the Company enters into an Acquisition Agreement with respect to a Company Acquisition, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the earlier of consummation of such Company Acquisition or the entering into of such Acquisition Agreement.

(c) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 7.2, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or for fraud.

Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to

Gladiator Corporation

c/o Francisco Partners

2882 Sand Hill Road

Menlo Park, CA 94025

Attn: Benjamin Ball

Phone: (650) 233-2902

Fax: (650) 233-2999

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attn: Alan Denenberg

          Joy Woeber

Phone: (650) 752-2000

Fax: (650) 752-2111

if to the Company, to

WatchGuard Technologies, Inc.

505 Fifth Avenue South, Suite 900

Seattle, Washington 98104

Attn: Michael C. Piraino

Phone: (206) 521-8340

Fax: (206) 521-3075

with a copy to:

Orrick, Herrington & Sutcliffe LLP

719 Second Avenue, Suite 900

Seattle, WA 98104

Attn: Stephen M. Graham

          Alan C. Smith

Phone: (206) 839-4300

Fax: (206) 839-4301

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 5.10 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly.

Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.9 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 8.10 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 8.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

ARTICLE IX

CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.

“ADA” shall mean the Americans with Disabilities Act.

“ADEA” shall mean the Age Discrimination in Employment Act.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL and Chapter 23B.19 of the Washington Business Corporation Act.

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Seattle, Washington are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition” shall mean (i) a merger, consolidation or business combination involving the Company, (ii) a sale or other disposition by the Company of all or a substantial part of its assets, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of the Company.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-K.

“Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain employees of the Surviving Corporation.

“Company ESPP” shall mean the Company’s 1998 Employee Stock Purchase Plan, including the addendums thereto.

“Company Financial Advisor” shall mean Wachovia Securities.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Intellectual Property” shall mean Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries or otherwise material to the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.

“Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume, in and of itself, (B) any failure by the Company to meet third party published revenue or earnings projections, in and of itself, (C) any Effect that results from changes affecting the Internet security industry or the computer hardware and software industries generally or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, in each case except to the extent such changes disproportionately affect the Company and its Subsidiaries, (D) any Effect resulting from compliance with the terms and conditions of this Agreement, (E) any Effect caused by an impact to the Company’s relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Merger, or (F) any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

“Company Option Plans” shall mean the Company’s 2000 Stock Option Plan, the Company’s Amended and Restated 1996 Stock Incentive Compensation Plan, the Company’s 2000 Qiave Stock Option Plan and the Company’s RapidStream, Inc. 1998 Stock Option Plan, in each case as amended and restated prior to the date hereof.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Products” shall mean all proprietary computer software owned or exclusively licensed by the Company or any of its Subsidiaries and material to the conduct of their business as it is currently conducted.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2001.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares in favor of adoption of this Agreement.

“Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger.

“Company Termination Fee” shall mean an amount in cash equal to $5,750,000.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“Competing Transaction” shall mean any proposal or offer, whether in writing or otherwise, from any Third Party (W) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than (i) 20% of the consolidated assets of the Company and its Subsidiaries or (ii) 20% or more of any class of equity securities of the Company or any Subsidiary of the Company whose assets constitute more than 20% of the consolidated assets of the Company (a “Specified Subsidiary”), in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, (X) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Specified Subsidiary or (Z) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and an Affiliate of Parent dated May 3, 2006.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

“Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee (other than standard offer letters containing basic terms of employment with no severance obligations and providing for at-will employment).

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Laws” shall mean any Laws or any agreement with any Governmental Entity or other third party, relating to the environment, any hazardous or toxic substance, waste or material, or the effect of any of the foregoing on human health and safety.

“Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“Freely Available Cash” shall mean unrestricted cash on hand of the Company and its Subsidiaries less each of the following items: (i) amounts payable to the Company’s financial advisor in connection with the transactions contemplated by this Agreement; (ii) amounts payable to the Company’s outside counsel and accountants in connection with the transactions contemplated by this Agreement; (iii) amounts payable to printers in connection with the preparation, printing and mailing of the Proxy Statement; and (iv) $3 million to satisfy the reasonable short-term working capital needs of the Company and its Subsidiaries. “Freely Available Cash” shall exclude any cash that cannot be deposited into the Exchange Fund (or in the case of cash of any Subsidiary of the Company, cannot be distributed or otherwise delivered to the Company for further deposit into the Exchange Fund) under Applicable Law (including laws relating to solvency, adequate surplus and similar capital adequacy tests) or under any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries. “Freely Available Cash” shall also exclude any cash held by a Subsidiary of the Company if the distribution of that cash to the Company would cause the Company or any of its Subsidiaries to incur any Tax Liability.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substance” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean patents, rights to apply for patents, trademarks, trade names, service marks, domain names, copyrights and all applications and registration of such worldwide, schematics, industrial models, inventions, know-how, trade secrets, computer software programs, and other intangible proprietary information.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression, shall mean (i) with respect to the Company, the actual knowledge of any Company Knowledge Person and (ii) with respect to Parent (or any of its Subsidiaries), the actual knowledge of any Parent Knowledge Person.

“Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Nasdaq” shall mean The Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.

“NLRB” shall mean the United States National Labor Relations Board.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of its employees.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Parent Disclosure Letter.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Paying Agent” shall mean Mellon Investor Services LLC, or any other agent appointed by Parent to act as paying agent reasonably acceptable to the Company for payment of the Merger Consideration.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor) and other agents or advisors.

“SEC” shall mean the Securities and Exchange Commission.

“Section 262” shall mean Section 262 of the DGCL.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Company Reports” shall mean the Company 10-K and all other Company Reports filed by the Company with the SEC after the filing date of such Form 10-K and prior to the date of this Agreement.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Competing Transaction” shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of the Company then outstanding on terms the Company Board of Directors determines in good faith (after consulting with the Company’s outside legal counsel and financial advisor), taking into account all the terms and conditions thereof including, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the Company Stockholders than the Merger and the other transactions contemplated by this Agreement, and is reasonably capable of being consummated.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity and any liability for any of the foregoing as transferee.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Support Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“Transaction Expenses” shall mean all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred (i) in connection with the filing, printing and mailing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) in connection with filings required under the HSR Act (including the HSR filing fee).

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GLADIATOR CORPORATION

By:	/s/ BENJAMIN BALL
Name:	Benjamin Ball
Title:	President

WARRIOR MERGER SUB, INC.

By:	/s/ BENJAMIN BALL
Name:	Benjamin Ball
Title:	President

WATCHGUARD TECHNOLOGIES, INC.

By:	/s/ EDWARD J. BOREY
Name:	Edward J. Borey
Title:	President and Chief Executive Officer

ANNEX I

Index of Defined Terms

Defined Term	Location

Acquisition Agreement	Article IX

ADA	Article IX

ADEA	Article IX

Affiliate	Article IX

Agreement	Preamble

Antitakeover Laws	Article IX

Appraisal Shares	Article IX

Associate	Article IX

Business Day	Article IX

Certificate	Article IX

Certificate of Merger	Article IX

Closing	Article IX

Closing Date	Section 1.2

Code	Article IX

Company	Preamble

Company Acquisition	Article IX

Company Balance Sheet	Article IX

Company Benefit Plan	Article IX

Company Board of Directors	Recital B

Company Bylaws	Article IX

Company Cash Deposit	Section 2.1

Company Certificate of Incorporation	Article IX

Company Common Stock	Recital A

Index of Defined Terms

Defined Term	Location

Company Disclosure Letter	Article IX

Company Employees	Article IX

Company ESPP	Article IX

Company Financial Advisor	Article IX

Company Financial Statements	Article IX

Company Intellectual Property	Article IX

Company Knowledge Person	Article IX

Company Material Adverse Effect	Article IX

Company Material Contract	Section 3.15(a)

Company Option Plans	Article IX

Company Permits	Article IX

Company Reports	Article IX

Company Required Vote	Article IX

Company Stockholders	Recital B

Company Stock Option	Article IX

Company Stock Rights	Article IX

Company Stockholders Meeting	Article IX

Company Termination Fee	Article IX

Company 10-K	Article IX

Competing Transaction	Article IX

Confidentiality Agreement	Article IX

Current Offerings	Section 1.9

Delaware Secretary	Article IX

DGCL	Recital A

Index of Defined Terms

Defined Term	Location

Effective Time	Article IX

Employee Benefit Plan	Article IX

Employment Agreements	Article IX

Encumbrance	Article IX

Environmental Laws	Article IX

Environmental Permits	Article IX

ERISA	Article IX

Exchange Act	Article IX

Exchange Fund	Section 2.1

FLSA	Article IX

FMLA	Article IX

Freely Available Cash	Article IX

GAAP	Article IX

Governmental Entity	Article IX

Hazardous Substances	Article IX

HSR Act	Article IX

Intellectual Property	Article IX

IRS	Article IX

Knowledge	Article IX

Labor Laws	Article IX

Law	Article IX

Letter of Transmittal	Section 2.2(a)

Liabilities	Article IX

Merger	Recital A

Index of Defined Terms

Defined Term	Location

Merger Consideration	Section 1.4(a)

Merger Sub	Preamble

Nasdaq	Article IX

NLRB	Article IX

Order	Article IX

Outside Termination Date	Section 7.1(f)

Parent	Preamble

Parent Benefit Plan	Article IX

Parent Bylaws	Article IX

Parent Knowledge Person	Article IX

Parent Material Adverse Effect	Article IX

Paying Agent	Article IX

Person	Article IX

Proxy Statement	Article IX

Representatives	Article IX

SEC	Article IX

Section 262	Article IX

Securities Act	Article IX

Settlement	Section 5.1(b)(xxii)

Shares	Section 1.4(a)

Specified Company Reports	Article IX

Subsidiary	Article IX

Subsidiary Stock Rights	Article IX

Superior Competing Transaction	Article IX

Index of Defined Terms

Defined Term	Location

Support Agreements	Recital D

Surviving Corporation	Article IX

Tax	Article IX

Tax Return	Article IX

Third Party	Article IX

Transaction Documents	Article IX

Transaction Expenses	Article IX

WARN	Article IX

ANNEX II

CERTIFICATE OF INCORPORATION

OF

WATCHGUARD TECHNOLOGIES, INC.

FIRST: The name of the corporation is WatchGuard Technologies, Inc., (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of common stock which the Corporation shall have authority to issue is 100, and the par value of each such share is $0.001.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

EXHIBIT A

NOTICE TO THE INTERNAL REVENUE SERVICE

This notice is being provided by WatchGuard Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the requirements of Treasury Regulation Section 1.897-2(H)(2).

The Company is located at 505 Fifth Avenue South, Suite 500 Seattle, Washington, 98104. The Company’s Taxpayer Identification Number is 91-1712427.

The attached Notice of Non-U.S. Real Property Holding Corporation Status was not requested by a foreign interest holder. Rather, it was requested by Gladiator Corporation, a Delaware corporation (“Parent”), the transferee of capital stock of the Company. Parent is located at                     . Parent’s Taxpayer Identification Number is                     .

The interests in question (shares of the Company stock to be received by Parent pursuant to an Agreement and Plan of Merger) are not U.S. Real Property Interests.

Under penalties of perjury, I declare that I have examined this notice and the attachment hereto and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

WATCHGUARD TECHNOLOGIES, INC.

Dated: , 2006	By
Chief Executive Officer

NOTICE OF NON-U.S. REAL PROPERTY HOLDING CORPORATION

STATUS PURSUANT TO TREASURY REGULATION

SECTION 1.897-2(H) AND CERTIFICATION OF NON-FOREIGN STATUS

Pursuant to an Agreement and Plan of Merger, dated as of July 24, 2006, among Gladiator Corporation, a Delaware corporation (“Parent”), Warrior Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and WatchGuard Technologies, Inc., a Delaware corporation (the “Company”), Merger Sub shall be merged with and into the Company, and the Company will become a wholly owned subsidiary of Parent. In completing that merger, Parent will receive shares of the Company’s capital stock in exchange for the merger consideration provided for in the Agreement and Plan of Merger.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the receipt of the capital stock of the Company in exchange for the merger consideration, the undersigned, in his capacity as Chief Executive Officer of the Company, hereby certifies as follows:

1.	The capital stock of the Company outstanding immediately prior to the merger does not constitute a U.S. Real Property Interest as that term is defined in Section 897(c)(1)(A)(ii) of the Code.

2.	The assertion in Paragraph 1 above is based on a determination by the Company that the Company is not and has not been a U.S. Real Property Holding Corporation, as that term is defined in Section 897(c)(2) of the Code, at any time during the five-year period preceding the date of this Notice.

3.	The Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the related regulations).

4.	The Company’s U.S. employer identification number is 91-1712427.

5.	The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

6.	The Company’s office address is 505 Fifth Avenue South, Suite 500 Seattle, Washington, 98104.

7.	The Company will file this notice with the Internal Revenue Service within 30 days after this notice is delivered to Parent.

This notice is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3). The Company understands that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this notice and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this notice on behalf of the Company.

WATCHGUARD TECHNOLOGIES, INC.

Dated: , 2006	By
Chief Executive Officer